As filed with the Securities and Exchange Commission on December 29, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Digital Angel Corporation
(Exact name of registrant as specified in its charter)

Delaware	43-1641533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
490 Villaume Avenue
South Saint Paul, Minnesota 55075
Telephone: (651) 455-1621
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Joseph J. Grillo
Chief Executive Officer and President
Digital Angel Corporation
490 Villaume Avenue
South Saint Paul, Minnesota 55075
Telephone: (651) 455-1621
Facsimile: (651) 455-0217
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all correspondence to:

Patricia M. Petersen, Esq.	Philip T. Colton, Esq.
Digital Angel Corporation	Winthrop & Weinstine, P.A.
490 Villaume Avenue	225 South Sixth Street, Suite 3500
South Saint Paul, Minnesota 55075	Minneapolis, Minnesota 55402
Telephone: (651) 455-1621	Telephone: (612) 604-6400
Facsimile: (651) 455-0217	Facsimile: (612) 604-6929
From time to time after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
	Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to Be Registered(1)	Offering Price(1)(2)(6)	Fee(2)(3)(6)
Common Stock, $0.01 par value(4)
Preferred Stock, $10.00 par value(4)
Warrants(5)
Units
Total:	$4,000,000	$285.20*

(1)	This registration statement registers an indeterminate number or aggregate principal amount of securities of each identified class as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $4,000,000. For each class of security, the amount to be registered, the proposed maximum offering price per unit and the proposed maximum aggregate offering price will be determined by the registrant from time to time in connection with the issuance of the securities. The securities registered under this registration statement may be sold separately, together or as units with other securities registered under this registration statement.

(2)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D. to Form S-3.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(4)	In addition to any shares of common stock or preferred stock that may be issued directly under this registration statement, there are being registered hereunder an indeterminate number of shares of common stock or preferred stock as may from time to time be issued upon conversion or exchange of preferred stock registered hereunder that provide for conversion or exchange or upon the exercise of warrants registered hereunder. No separate consideration will be received for any shares of common stock or preferred stock so issued upon conversion or exchange of preferred stock. In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of shares of common stock and preferred stock as may be issued with respect to the securities registered hereunder as a result of stock splits, stock dividends and similar transactions.

(5)	Warrants to purchase preferred stock or common stock of the registrant may be sold separately or with preferred stock or common stock of the registrant.

(6)	At no time will the aggregate maximum offering price of all securities issued in any given 12-month period exceed the amount allowed for in General Instruction I.B.6.

*	Paid on account
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2009
PROSPECTUS
$4,000,000
Digital Angel Corporation
Common Stock
Preferred Stock
Warrants
Units
From time to time, we may offer up to $4,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock upon conversion of preferred stock or common stock or preferred stock upon exercise of warrants. We may offer these securities in one or more offerings in amounts, at prices, and on terms determined at the time of the offering.
This prospectus provides a general description of these securities. When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the offering and the securities, including the offering price of the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DIGA.” On December 21, 2009, the last reported sale price for our common stock reported on Nasdaq was $0.63 per share.
We have offered 3,000,000 shares of our common stock pursuant to General Instruction I.B.6. of Form S-3 during the prior 12-month period that ends on and includes the date of this prospectus.
We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, dealers or agents or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of the shares, see “Plan of Distribution” in this prospectus.
Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” and “Digital Angel” refer to Digital Angel Corporation and its consolidated subsidiaries.
Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December      , 2009.

ABOUT THIS PROSPECTUS
This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf process, we may, from time to time, sell our common stock, preferred stock or warrants to purchase any of such securities, either individually, together or in units as described in this prospectus in one or more offerings up to a total amount of $4,000,000.
This prospectus provides you with a general description of the securities offered. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” in this prospectus.
For investors outside the United States: We have done nothing that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.
You should rely only on the information contained in this prospectus and the accompanying prospectus supplement and information to which we have referred you, including the information incorporated by reference. We have not authorized anyone to provide you with different information. The information contained in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date. You must not rely on any unauthorized information or representation. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY
This summary does not contain all of the information you should consider before buying our securities. You should read the entire prospectus carefully, especially the “Risk Factors” section in this prospectus, and our financial statements, related notes and other information incorporated by reference into this prospectus before deciding to invest in our securities.
Our Business
We develop innovative identification, location and software products for consumer, commercial and government sectors worldwide. Our unique and often proprietary products provide safety for people, animals, food chains, government/military assets, and commercial assets. Included in this diverse product line are applications for radio frequency identification systems, commonly known as RFID, end-to-end food safety systems and global positioning satellite communications systems (“GPS”).
We operate in two business segments: Animal Identification and Emergency Identification.
Animal Identification
Our Animal Identification segment focuses on developing, manufacturing and marketing of visual and electronic identification tags and implantable RFID microchips, primarily for identification, tracking and location of companion pets, horses, livestock (e.g., cattle and hogs), fish and wildlife worldwide, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet, equine and livestock applications. Our Animal Identification segment’s proprietary products focus on pet identification and safeguarding and the positive identification and tracking of livestock and fish, which we believe is crucial for asset management and for disease control and food safety.
This segment’s principal products are:
•	visual and electronic ear tags for livestock; and

•	implantable microchips and RFID scanners for the companion pet, horse, livestock, and fish and wildlife industries.
Emergency Identification
Our Emergency Identification segment focuses on developing and marketing GPS and GPS-enabled products used for location tracking and message monitoring of pilots, aircraft, maritime vehicles and outdoor adventurers in remote locations. Our Emergency Identification segment consists of our 98.5% owned subsidiary, Signature Industries Limited (“Signature”). Signature is based in the United Kingdom and has been developing and manufacturing personal locator beacons (“PLBs”) for five decades.
This segment’s principal products are:
•	GPS enabled search and rescue equipment and intelligent communications products and services for mobile data and radio communications applications, which serve commercial and military markets; and

•	alarm sounders for industrial use and other electronic components.
Company Information
We were incorporated on May 11, 1993 in Missouri and reincorporated on April 20, 2007 in Delaware. Our principal executive offices are located at 490 Villaume Avenue, South St. Paul, Minnesota 55075, and our telephone number is (651) 455-1621. Our website is www.digitalangel.com. The information contained on our website is not a part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only.

Recent Events
Sale of McMurdo Assets
On November 20, 2009, pursuant to the terms of the Asset Sale and Purchase Agreement (“McMurdo Purchase Agreement”) dated November 2, 2009, between us, together with our subsidiaries, Signature Industries Limited (“Signature”) and McMurdo Limited, and Orolia SA, we completed the sale of certain assets of our U.K.-based McMurdo business unit (“McMurdo”). At closing, the parties amended the McMurdo Purchase Agreement to reduce the amount to be held in escrow, to assign to the buyer the obligation for certain trade and vendor payables in existence at the time of closing, and to exclude certain product lines and related assets from the transaction (which product lines and assets will be retained by Signature in exchange for a $250,000 credit against the purchase price and which were not material to our business). As a result of these amendments and the adjustment for actual inventory levels at the time of closing, the consideration paid at closing totaled approximately $9.6 million, of which approximately $8.8 million was paid to Signature in cash and approximately $0.8 million was retained by the buyer to pay the retained trade and vendor payables. $1 million of the proceeds will be held in escrow for up to 12 months. The proceeds were used to pay debt obligations and to fund working capital.
Nasdaq Listing Notice
On December 10, 2009, we received a letter from Nasdaq indicating that we were not in compliance with the Nasdaq’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of our common stock closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with the Nasdaq Marketplace Rules, the Company will be provided 180 calendar days, or until June 8, 2010, to regain compliance with the Rule.
If, at any time before June 8, 2010, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide us written notification that were are in compliance with the Rule. However, if we do not regain compliance with the Rule by June 8, 2010, the Nasdaq staff will determine whether we meet the Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement, and if it does, we will be granted an additional 180 calendar day compliance period.
Amendment to Letter Agreement with Lender
On December 14, 2009, we, Destron Fearing Corporation, a wholly-owned subsidiary of the Company (“Destron”), along with Digital Angel Technology Corporation, Digital Angel International, Inc., Fearing Manufacturing Co., Inc., and Florida Decision Corporation, all wholly-owned subsidiaries of Destron, entered into the Amendment to Letter Agreement (“Amendment”) with Laurus Master Fund, Ltd. (“Laurus”); Kallina Corporation (“Kallina”); Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp, Valens US SPV I, LLC (together “Valens”); and Psource Structured Debt Limited (collectively, the “Lenders,” which are all affiliated) and LV Administrative Services, Inc., the administrative and collateral agent for the Lenders, to amend, among other things, the repayment schedule of all amounts owed pursuant to the terms of the Secured Term Note dated as of August 31, 2007 in the original principal amount of $7,000,000 from us originally in the favor of Kallina (“2007 Note”), the Secured Term Note dated as of August 24, 2006 in the original principal amount of $13,500,000 from us originally in the favor of Laurus (“2006 Note”), and the Senior Secured Term Note dated as of October 2, 2008 in the original principal amount of $2,000,000 from us in the favor of Valens (“2008 Note”), in all cases as amended or modified from time to time including pursuant to the November 26, 2008 Letter Agreement (“2008 Amendment”) as previously reported (collectively, the “Existing Debt Obligations”).
Under the terms of the Amendment, we paid $3,800,000 of the Existing Debt Obligations to Lenders (“Prepayment”), of which $3,000,000 was paid in cash and $800,000 was paid through the issuance of approximately 1.4 million shares of common stock in accordance with the terms of the 2008 Amendment. After Prepayment, the balance of the Existing Debt Obligations, which is currently approximately $1,400,000, is payable in full to Lenders on or before the original maturity date of February 1, 2010.

RISK FACTORS
An investment in our securities involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by any forward-looking statement. In particular, you should consider the numerous risks outlined below. Those risk factors are not exhaustive. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. In evaluating our business, prospective investors should carefully consider the risk factors in addition to the other information included or incorporated by reference in this prospectus.
We have a history of operating losses and negative cash flows and we may not become profitable in the future, which could ultimately result in our inability to continue operations in the normal course of business.
Historically, we have incurred losses and, in 2007 and prior years, we did not generate positive cash flows from operations. We incurred a consolidated loss from continuing operations of $3.6 million, $58.3 million, $34.8 million and $16.3 million in the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007 and 2006, respectively, and our consolidated operating activities provided (used) cash of $2.5 million, $1.4 million and $(18.5) million during the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, respectively. As of September 30, 2009, we had an accumulated deficit of approximately $562.6 million. We have funded our operating cash requirements, as well as our capital needs, with the proceeds from investing and/or financing activities. There is no assurance that our operating activities will be able to fund our cash requirements in the future if our investing and/or financing activities cannot.
Historical losses and the maturity of debt raise concerns about our ability to continue operations as a going concern.
Our ability in the future to achieve or sustain profitability is based on a number of factors, many of which are beyond our control, including the future demand for our RFID and GPS satellite-based systems and the technical requirements associated with the manufacture of our GPS products. If demand for such systems does not reach anticipated levels, or if we fail to manage our cost structure or to develop technologically viable products, we may not achieve profitability.
Our capital requirements depend on a variety of factors, including but not limited to, the rate of increase or decrease in our existing business base, the success, timing, and amount of investment required to bring new products on-line, revenue growth or decline, and potential acquisitions or divestitures. We have established a management plan to guide us in achieving profitability and positive cash flows from operations during 2010. No assurance can be given that we will be successful in implementing the plan. Failure to generate positive cash flow from operations will have a material adverse effect on our business, financial condition and results of operations.
Our historical sources of liquidity have included proceeds from the sale of common stock and preferred shares, proceeds from the issuance of debt, proceeds from the sale of businesses, and proceeds from the exercise of stock options and warrants. In addition to these sources, other sources of liquidity may include the raising of capital through additional private placements or public offerings of debt or equity securities. However, going forward some of these sources may not be available, or if available, they may not be on favorable terms. We will be required to generate funds to repay certain of our debt obligations during 2010. We recently used a portion of the proceeds from the sale of our McMurdo business unit, which we sold on November 30, 2009, as more fully discussed above under Recent Events, to repay a portion of our term debt. As of September 30, 2009, we had a working capital deficiency, which is partially due to a number of our debt obligations becoming due or potentially due within the next twelve months, including our term debt which is due in February 2010 and our revolver, which is due on August 31, 2010. Our credit facility with Danske Bank, which is more fully discussed in Note 9 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is due on demand and beginning in July 2009, we were required to make monthly principal payments of approximately $0.1 million. Our factoring lines may also be amended or terminated at any time by the lenders. These conditions indicate that we may not be able to continue as a going concern, as we may be unable to generate the funds necessary to pay our obligations in the ordinary course of business.
The current volatility in economic conditions and the financial markets may adversely affect our industry, business and financial performance.
We have witnessed unprecedented disruptions in financial markets, including volatility in asset values and constraints on the availability of credit. In response to these developments, the U.S. government has taken, and may take further, steps designed to stabilize markets generally and strengthen financial institutions in particular. The impact, if any, that these financial market events or these governmental actions might have on us and our business is uncertain and cannot be estimated at this time. To the extent current economic developments worsen, and to the extent legislation or regulatory action adversely affects the U.S. economy, there could be an adverse impact on our access to capital and to our results of operations.
Our stock price has reflected a great deal of volatility, including a significant decrease over the past few years. The volatility may mean that, at times, our stockholders may be unable to resell their shares at or above the price at which they acquired them.
From January 1, 2005 to December 21, 2009, the price per share of our common stock has ranged from a high of $57.20 to a low of $0.39, on a split adjusted basis. The price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations. The market value of our common stock has declined in the past, in part, due to our operating performance. In the future, broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Recent declines in the market price of our common stock and in broad capital markets could affect our access to capital, and may, if continuing, impact our ability to continue as a going concern. In addition, any continuation of the recent declines in the price of our common stock may harm employee morale and retention, curtail investment opportunities presented to us, and negatively impact other aspects of our business. As a result of any such declines, many stockholders have been or may become unable to resell their shares at or above the price at which they acquired them.
If we fail to achieve compliance with the Nasdaq Capital Market requirements, our stock could be delisted by the Nasdaq Capital Market. If delisting occurs, it would adversely affect the market liquidity of our common stock and harm our businesses.
Our common stock is currently traded on the Nasdaq Capital Market under the symbol “DIGA.” On December 10, 2009, we received a letter from Nasdaq indicating that we were not in compliance with the Nasdaq’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of our common stock closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with the Nasdaq Marketplace Rules, the Company will be provided 180 calendar days, or until June 8, 2010, to regain compliance with the Rule.
If, at any time before June 8, 2010, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide us written notification that were are in compliance with the Rule. However, if we do not regain compliance with the Rule by June 8, 2010, the Nasdaq staff will determine whether we meet the Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement, and if it does, we will be granted an additional 180 calendar day compliance period.
In addition, if we fail to meet any of the other continued listing standards of the Nasdaq Capital Market, our common stock could be delisted from the Nasdaq Capital Market. These continued listing standards include specifically enumerated criteria, such as:
•	shareholders’ equity of $2.5 million, market value of publicly-held shares of $35 million, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;

•	500,000 shares of publicly-held common stock with a market value of at least $1 million;

•	300 round-lot stockholders; and

•	compliance with Nasdaq’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of Nasdaq’s discretionary authority.
In the future, if our common stock were to fail to regain compliance with the minimum bid price requirement or any of the other listing requirements it could be delisted from the Nasdaq Capital Market. In that case trading of our common stock most likely will be conducted in the over-the-counter market, (“OTC”) Bulletin Board market, an electronic bulletin board established for unlisted securities. Such delisting could also adversely affect our ability to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.
We have substantial debt and debt service and our debt agreements contain certain events of default.
As of September 30, 2009, our indebtedness, totaled approximately $13.2 million, and we had advances on our factoring lines of approximately $2.6 million. As a result, we incur significant interest expense. In addition, we are obligated to make monthly principal payments on certain of our notes. Currently, we have $1.4 million of outstanding term debt that matures in February 2010, also approximately $2.6 million of our outstanding revolver debt at September 30, 2009 matures in August 2010 and approximately $2.0 million of mortgage debt matures on November 1, 2010. In addition, we became obligated to make monthly principal payments of approximately $0.1 million on our outstanding credit line with Danske Bank beginning in July 2009.
Our debt agreements contain certain events of default, including, among other things, failure to pay, violation of covenants, and certain other expressly enumerated events. Additionally, we granted Laurus a first priority security interest and granted Kallina a security interest in substantially all of our assets, and we pledged all of the issued and outstanding capital stock we own in certain of our subsidiaries.
The degree to which we are leveraged could have important consequences, including the following:
•	our ability to obtain additional financing in the future for operations, capital expenditures, potential acquisitions, and other purposes may be limited, or financing may not be available on terms favorable to us or at all;

•	a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our debt, which reduces the funds that would otherwise be available to us for our operations and future business opportunities; and

•	our ability to continue operations at the current level could be negatively affected if we cannot refinance our obligations before their due date.
A default under any of our debt agreements could result in acceleration of debt payments and it could permit the lender to foreclose on our assets and the stock we have pledged in our subsidiaries. We cannot assure you that we will be able to maintain compliance with these covenants. Failure to maintain compliance could have a material adverse impact on our financial position, results of operations and cash flow.
We have effected or entered into (and will likely continue to effect or enter into) capital raising transactions, acquisitions, legal settlements and contracts for services that involve the issuance of shares of our common stock (or securities convertible into or exchangeable for such shares) and, as a result, your investment in our common stock will be further diluted.
We currently have a legal settlement and an earn out obligation aggregating approximately $3.4 million, both of which we currently intend to settle in shares of our common stock. The legal settlement may be settled in unregistered shares of our common stock and the earn out obligation (to the extent we owe any) must be settled in registered shares of our common stock. Such share issuances have in the past been and we expect will in the future be dilutive to the value of our common stock. As a result, your investment in our common stock will be further diluted.
Certain events over which you will have no control could result in the issuance of additional shares of our common stock or other securities, which could dilute the value of your shares of common stock. We may issue additional shares of common stock:
•	to raise additional capital;

•	upon the exercise of outstanding options and stock purchase warrants or additional options and warrants issued in the future;

•	in connection with severance agreements;

•	in connection with loans or other capital raising transactions; and

•	in connection with acquisitions of other businesses or assets.
As of December 21, 2009, there were 313,674 outstanding warrants and 3,198,808 options to acquire additional shares of our common stock with weighted average exercise prices of $30.29 per share and $14.98 per share, respectively. If exercised, these securities could dilute the value of the shares of common stock. In addition, we have the authority to issue up to a total of 50,000,000 shares of common stock and up to 5,000,000 shares of preferred stock without further shareholder approval, including shares that could be convertible into our common stock, subject to applicable Nasdaq requirements for issuing additional shares of stock. Were we to issue any such shares, or enter into any other financing transactions, the terms may have the effect of significantly diluting or adversely affecting the holdings or the rights of the holders of the common stock.
We may issue preferred stock under this prospectus, which will rank senior to the shares of our common stock and which may delay or prevent a change in control of us.
We may issue preferred stock under this prospectus. In addition, preferred stock may be created and issued from time to time by our board of directors. Such preferred stock may have such rights and preferences as our board of directors determine. Because of our board of directors’ broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, our board of directors could adversely affect the voting power of our common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us.
There is no guarantee that we will sell the maximum number of securities offered.
We currently intend to offer up to $4,000,000 shares of our common stock, preferred stock or warrants to purchase any of such securities either individually, together or in units under this prospectus. There can be no assurance that any of the securities being offered by this prospectus will be sold or that we will receive all of the estimated net proceeds generated from a sale of all of such securities. If all of the securities offered are not sold, we may be unable to fund all of the intended uses for the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital generated by our operations. Alternative sources of funds may not be available to us at a reasonable cost. In addition, since our securities are being offered on a best-efforts basis and there is no minimum number of securities that must be sold, the proceeds from the offering, if any, may not be sufficient to cover the offering expenses.
Because we will not pay dividends on our common stock for the foreseeable future, stockholders must rely on stock appreciation for any return on their investment in the common stock.
We have never declared or paid dividends on our common stock, and we cannot assure you that any dividends will be paid in the foreseeable future. Our outstanding debt agreements place restrictions on the declaration and payment of dividends. We intend to use any earnings that we generate to finance our operations and to repay debt obligations, and, we do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of our common stock will provide a return to our stockholders.
We rely heavily on revenues derived from sales to various governmental agencies, and the loss of, or a significant reduction in, orders from government agencies could result in significant losses and deficits in cash flows from operations.
Our principal customers for electronic identification devices for fish are Pacific States Marine, a government contractor that relies on funding from the U.S. government, and the U.S. Army Corps of Engineers. Our Emergency Identification segment is heavily dependent on contracts with domestic government agencies and foreign governments, including the United Kingdom, primarily relating to military applications. Because we rely on revenues and cash flows generated from contracts, directly or indirectly, with governmental agencies, the loss of or delays in deliveries under any such contract would result in a decrease in revenues and cash flows, and such a decrease may be significant and thereby have a material adverse effect on our financial condition and results of operations.

Our Animal Identification segment relies heavily on revenue from a principal distributor and two customers and the loss of the principal distributor and customers could negatively affect our revenue, cash flows and results of operations.
Our pet identification and location system is marketed in the U.S. by Schering-Plough. For the years ended December 31, 2008, 2007 and 2006, Schering-Plough accounted for approximately 19%, 34% and 15%, respectively, of our Animal Identification segment’s revenues. It may be difficult and time-consuming for us to arrange for distribution of the implantable microchip by a third party. The loss of Schering-Plough as our exclusive distributor may negatively affect future sales. Our contract with Schering-Plough was due to expire on June 30, 2009 but has been extended to December 31, 2009. There is no assurance that Schering-Plough and Destron Fearing will extend the contract beyond December 31, 2009. Our principal customers for electronic identification devices for fish are Pacific States Marine and the U.S. Army Corps of Engineers. The loss of, or a significant reduction in, orders from these customers could have a material adverse effect on our financial condition and results of operations.
We depend on a small team of senior management and key employees, and we may have difficulty attracting and retaining additional personnel.
Our future success will depend in large part upon the continued services and performance of senior management and other key personnel. If we lose the services of any member of our senior management team, our overall operations could be materially and adversely affected. In addition, our future success will depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing, purchasing and customer service personnel when they are needed. Competition for qualified individuals to fill these positions is intense. We cannot ensure that we will be able to successfully attract, integrate or retain sufficiently qualified personnel when the need arises. Any failure to attract and retain the necessary technical, managerial, marketing, purchasing and customer service personnel could have a material adverse effect on our financial condition and results of operations.
The loss of any senior executive could materially adversely affect our financial results. Our senior executives, in many cases, have strong relationships with our customers and suppliers. Therefore, the loss of the services of such senior executives or any general instability in the composition of our senior management could have a negative impact on our relationship with these customers and suppliers.
Over the past few years, we have made significant changes in the nature and scope of our businesses and we have expanded into different product lines, including new and unproven technologies and new products under development.
If we are not successful in implementing our business model and developing and marketing these products or if these products do not gain sufficient market acceptance or meet expected technological standards or performance metrics, we may not be able to recoup investments in such product and technology and may not be able to achieve or sustain profitable operations. In that case, the market price of our common stock would likely decrease.
Management continues to review strategic alternatives to increase shareholder value, which may result in a decrease in consolidated revenue and the overall size of our operations.
Management is focusing on various strategic alternatives, which include the possibility of selling additional business units in our Emergency Identification segment. If we are successful in streamlining our business to focus our attention on only our Animal Identification business segment, it would, at least in the short term, result in a decrease in our revenue and the size of our operations. Such a decrease could negatively impact the price of our common stock.
Technological requirements could cause our products and technology to be unacceptable or to become obsolete or require the redesign of our products, which could have a material adverse effect on our businesses.
Technological requirements or changes within the industries in which we conduct business as well as customer requirements may require us to expend substantial resources in an effort to develop new products and technology. We may not be able to anticipate or respond to technological changes and requirements in a timely manner, and our response may not result in successful product development and timely product introductions. If we are unable to anticipate or respond to technological changes, our businesses could be adversely affected.

We may be subject to costly product liability claims from the use of our systems, which could damage our reputation, impair the marketability of our systems and force us to pay costs and damages that may not be covered by adequate insurance.
Manufacturing, marketing, selling, testing and operation of our systems entail a risk of product liability. We could be subject to product liability claims in the event our systems fail to perform as intended. Even unsuccessful claims against us could result in the expenditure of funds in litigation, the diversion of management time and resources, damage to our reputation and impairment in the marketability of our systems. While we maintain liability insurance, it is possible that a successful claim could be made against us, that the amount of our insurance coverage would not be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would harm our business.
If others assert that our products infringe their intellectual property rights, we may be drawn into costly disputes and risk paying substantial damages or losing the right to sell our products.
We face the risk of adverse claims and litigation alleging our infringement of the intellectual property rights of others. If infringement claims are brought against us or our suppliers, these assertions could distract management and necessitate our expending potentially significant funds and resources to defend or settle such claims. We cannot be certain that we will have the financial resources to defend ourselves against any patent or other intellectual property litigation. If we or our suppliers are unsuccessful in any challenge to our rights to market and sell our products, we may, among other things, be required to:
•	pay actual damages, royalties, lost profits and/or increased damages and the third party’s attorneys’ fees, which may be substantial;

•	cease the development, manufacture, use and/or sale of products that use the intellectual property in question through a court-imposed sanction called an injunction;

•	expend significant resources to modify or redesign our products, manufacturing processes or other technology so that it does not infringe others’ intellectual property rights or to develop or acquire non-infringing technology, which may not be possible; or

•	obtain licenses to the disputed rights, which could require us to pay substantial upfront fees and future royalty payments and may not be available to us on acceptable terms, if at all, or to cease marketing the challenged products.
Ultimately, we could be prevented from selling a product or otherwise be forced to cease some aspect of our business operations as a result of any intellectual property litigation. Even if we or our suppliers are successful in defending an infringement claim, the expense, time delay, and burden on management of litigation and negative publicity could have a material adverse effect on our business.
We obtain the implantable microchip used in certain of our Animal Identification segment’s products from a single supplier, making us vulnerable to supply disruptions that could constrain our sales of such systems and/or increase the per-unit cost of production of the microchip.
At present, we source our implantable microchip for certain of our products from Raytheon Microelectronics España S.A. (“RME”), the actual manufacturer, under a supply agreement between us and RME for use in our Animal Identification segment’s products. The term of that agreement expires on June 30, 2010, subject to earlier termination by either party if, among other things, the other party breaches the agreement and does not remedy the breach within 30 days of receiving notice. We and RME each own certain of the automated equipment and tooling used in the manufacture of the microchip. Accordingly, it would be difficult for us to arrange for a third party other than RME to manufacture the implantable microchip to satisfy our requirements. Even if we were able to arrange to have the implantable microchip manufactured in another facility, we believe that making such arrangements and commencement of production could take at least three to six months. A supply disruption of this length could cause customers to cancel orders, negatively affect future sales and damage our business reputation. In addition, the per-unit cost of production at another facility could be more than the price per unit that we currently pay.

The expiration or invalidation of patents covering products and technologies in our Animal Identification segment could expose us to potential competition that may have a material adverse effect on our sales and results of operations.
We rely on various patents covering microchip and reader products used in our Animal Identification segment that expire from 2015 through 2021. Without patent protection, our competitors may be able to independently develop similar technology or duplicate our systems, which could have a material adverse effect on our sales and results of operations.
Our inability to safeguard our intellectual property may adversely affect our business by causing us to lose a competitive advantage or by forcing us to engage in costly and time-consuming litigation to defend or enforce our rights.
We rely on copyrights, trademarks, trade secret protections, know-how and contractual safeguards to protect our non-patented intellectual property, including our software technologies. Our employees, consultants and advisors are required to enter into confidentiality agreements that prohibit the disclosure or use of our confidential information. We also have entered into confidentiality agreements to protect our confidential information delivered to third parties for research and other purposes. There can be no assurance that we will be able to effectively enforce these agreements, the confidential information will not be disclosed, others will not independently develop substantially equivalent confidential information and techniques or otherwise gain access to our confidential information, or that we can meaningfully protect our confidential information. Costly and time-consuming litigation could be necessary for enforcement, and failure to maintain the confidentiality of our confidential information could adversely affect our business by causing us to lose a competitive advantage maintained through such confidential information.
Disputes may arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements could lead to delays in the collaborative research, development or commercialization of our systems, or could require or result in costly and time-consuming litigation that may not be decided in our favor. Any such event could have a material adverse effect on our business, financial condition and results of operations by delaying our ability to commercialize innovations or by diverting our resources away from revenue-generating projects.
We compete with other companies in the visual and electronic identification and locator markets, and the products sold by our competitors could become more popular than our products or render our products obsolete.
The markets for visual and electronic identification and beacon products are highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation, that our principal competitors in the electronic identification market are AllFlex USA, Datamars SA and Avid Identification Systems, Inc., and that our principal competitors in the beacon market are Boeing North American Inc., General Dynamics Decision Systems, Tadiran Spectralink Ltd., Becker Avionic Systems, and ACR Electronics, Inc.
In addition, other companies could enter this line of business in the future. Many of our competitors have substantially greater financial and other resources than us. We may not be able to compete successfully with these competitors, and those competitors may develop or market technologies and products that are more widely accepted than our products or that would render our products obsolete or noncompetitive.
Infringement by third parties on our intellectual property or development of substantially equivalent proprietary technology by our competitors could negatively affect our businesses.
Our success depends significantly on our ability to:
•	maintain patent and trade secret protection;

•	obtain future patents and licenses; and

•	operate without infringing on the proprietary rights of third parties.
There can be no assurance that the measures we have taken to protect our intellectual property will prevent the misappropriation or circumvention of our intellectual property. In addition, there can be no assurance that any patent application, when filed, will result in an issued patent, or that our existing patents, or any patents that may be issued in the future, will provide us with significant protection against competitors. Moreover, there can be no assurance that any patents issued to or licensed by us will not be infringed upon or circumvented by others. Litigation to establish the validity of patents and to assert infringement claims against others can be expensive and time-consuming, even if the outcome, which is often uncertain, is in our favor. Infringement of our intellectual property or the development of substantially equivalent technology by competitors could have a material adverse effect on our business.
Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the U.S.
The laws of some foreign countries do not protect intellectual property to as great an extent as do the laws of the U.S. Policing unauthorized use of the intellectual property utilized in our systems and system components is difficult, and there is a risk that our means of protecting our intellectual property may prove inadequate in these countries. Our competitors in these countries may independently develop similar technology or duplicate our systems, which would likely reduce our sales in these countries. Furthermore, some of our patent rights may be limited in enforceability to the U.S. or certain other select countries, which may limit our intellectual property protection abroad.
Domestic and foreign government regulation and other factors could impair our ability to develop and sell our products in certain markets.
The electronic animal identification market can be negatively affected by such factors as food safety concerns, price, consumer perceptions regarding cost and efficacy, international technology standards, government regulation and slaughterhouse removal of microchips.
We are also subject to federal, state and local regulation in the U.S., including regulation by the FDA, the FCC and the USDA, and similar regulatory bodies in other countries. We cannot predict the extent to which we may be affected by further legislative and regulatory developments concerning our products and markets. We are required to obtain regulatory approval before marketing most of our products. The regulatory process can be very time-consuming and costly, and there is no assurance that we will receive the regulatory approvals necessary to sell our products under development. Regulatory authorities also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any such regulatory action, including the failure to obtain such approval, could prevent us from selling, or materially impair our ability to sell, our products in certain markets and could negatively affect our businesses.
Our foreign operations pose additional risks.
We operate our businesses and market our products internationally. During the years ended December 31, 2008 and 2007, approximately 63% and 52% of our sales were to both private and public businesses in foreign countries (approximately 18% and 8% of such sales were from our recently sold McMurdo business unit). Our foreign operations are subject to the risks described herein, as well as risks related to compliance with foreign laws and other economic or political uncertainties. International sales are subject to risks related to general economic conditions, currency exchange rate fluctuations, imposition of tariffs, quotas, trade barriers and other restrictions, enforcement of remedies in foreign jurisdictions and compliance with applicable foreign laws, and other economic and political uncertainties. All of these risks could result in increased costs or decreased revenues, which could have an adverse effect on our financial results.
Our results of operations may be adversely affected if we write-off additional goodwill and other intangible assets.
During the third quarter of 2008, we recorded an impairment charge of $26.2 million for goodwill associated with our Animal Identification segment and an impairment of our investment in VeriChip Corporation, a subsidiary owned at the time. In the fourth quarter of 2008, we recorded an impairment charge of $4.1 million for goodwill associated with our Animal Identification segment. During the fourth quarter of 2007, we recorded an impairment charge of approximately $4.6 million for goodwill associated with our DSD Holding business. In addition, during 2007 and 2006, we recorded an impairment charge of approximately $9.5 million and $6.6 million, respectively, for goodwill and other intangible assets associated with our discontinued companies, Computer Equity and OuterLink, which are included in our results from discontinued operations. As of September 30, 2009, we had approximately $8.5 million in goodwill and approximately $20.2 million in other intangible assets. We assess the fair value of our goodwill and other intangible assets annually or earlier if events occur or circumstances change that would more likely than not reduce the fair value of these assets below their carrying value. If we determine that significant additional impairment has occurred, we will be required to write off the impaired portion of goodwill and our other intangible assets. Additional impairment charges could have a material adverse effect on our operating results and financial condition.

We face the risk that the value of our inventory may decline before it is sold or that our inventory may not be able to be sold at anticipated prices.
On September 30, 2009, the book value of our inventory was $12.8 million. Our inventory could decline in value as a result of technological obsolescence or a change in the product. Our success depends in part on our ability to minimize the cost to purchase/produce inventory and sell that inventory rapidly. The failure to sell such inventory may require us to sell such inventory at a discount or at a loss or write down its value, which could result in significant losses and decreases in our cash flows.
Currency exchange rate fluctuations could have an adverse effect on our sales and financial results.
During the years ended December 31, 2008 and 2007, we generated approximately 63% and 52%, respectively, of our sales and incurred a portion of our expenses in currencies other than U.S. dollars. During the years ended December 31, 2008 and 2007, we recorded foreign currency gains of approximately $0.3 million and $0.4 million, respectively. In prior years, we have not incurred material amounts of foreign currency gains or losses. During 2008, we saw significant fluctuations in foreign currency exchange rates which resulted in approximately $2.3 million of other comprehensive loss.
To the extent that going forward we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.
If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could adversely affect our operating results, our ability to operate our business and our stock price.
During the course of our testing of our internal controls, we may identify, and have to disclose, material weaknesses or significant deficiencies in our internal controls that will have to be remediated. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements may negatively affect our stock price.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the documents incorporated herein by reference and any other written or oral statements made by or on our behalf include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect our current views with respect to future events and future financial performance and do not relate only to historical matters. You can identify these forward-looking statements by our use of the words “believes,” “anticipates,” “forecasts,” “projects,” “could,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates,” “hopes,” and similar expressions, whether in the negative or affirmative. We wish to caution you that any forward-looking statements made by us or on our behalf are subject to uncertainties and other factors that could cause such statements to be wrong. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These statements are only predictions and speak only of our views as of the date the statements were made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity and/or performance of achievements. We do not assume any obligation to update or revise any forward-looking statements that we make, whether as a result of new information, future events or otherwise.
We have identified some of the important factors that could cause future events to differ from our current expectations herein and in our most recent Annual Report on Form 10-K filed on March 31, 2009 including, without limitation, under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation,” in our Quarterly Report on Form 10-Q filed on November 9, 2009 and other documents we file with the SEC and that are incorporated herein by reference, all of which you should review carefully. Although we have attempted to list comprehensively these important factors, we also wish to caution investors that other factors may prove to be important in the future in affecting our operating results. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.
INFORMATION WE HAVE INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and may supersede this information. We are incorporating by reference into this prospectus our:
•	Current Report on Form 8-K filed with the SEC on January 8, 2009;

•	Current Report on Form 8-K filed with the SEC on January 21, 2009;

•	Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 31, 2009;

•	Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2008 filed with the SEC on April 30, 2009;

•	Quarterly Report on Form 10-Q for the three-months ended March 31, 2009 filed with the SEC on May 11, 2009;

•	Current Report on Form 8-K filed with the SEC on May 12, 2009;

•	Current Report on Form 8-K filed with the SEC on June 26, 2009;

•	Current Report on Form 8-K filed with the SEC on July 8, 2009;

•	Current Report on Form 8-K filed with the SEC on July 10, 2009;

•	Current Report on Form 8-K filed with the SEC on July 14, 2009;

•	Quarterly Report on Form 10-Q for the six-months ended June 30, 2009 filed with the SEC on August 7, 2009;

•	Current Report on Form 8-K filed with the SEC on September 28, 2009;

•	Current Report on Form 8-K filed with the SEC on November 6, 2009;

•	Quarterly Report on Form 10-Q for the nine-months ended September 30, 2009 filed with the SEC on November 9, 2009;

•	Current Report on Form 8-K filed with the SEC on November 12, 2009;

•	Current Report on Form 8-K filed with the SEC on November 27, 2009;

•	Current Report on Form 8-K filed with the SEC on December 14, 2009;

•	Current Report on Form 8-K filed with the SEC on December 15, 2009; and

•	Current Report on Form 8-K filed with the SEC on December 18, 2009.

All documents we file (but not furnish) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering are also incorporated by reference and are an important part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.
We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that have been or may be incorporated by reference in the prospectus (other than exhibits to such documents that are not specifically incorporated by reference into such documents). Your requests should be directed to our Chief Financial Officer at our principal executive offices at:
Digital Angel Corporation
490 Villaume Avenue
South Saint Paul, Minnesota 55075
Telephone: (651) 455-1621
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the reports, proxy statements and other information that we file at the SEC’s public reference facilities at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Our filings are also available free of charge at the SEC’s website at http://www.sec.gov. You may also obtain copies of such materials by calling the SEC at 1-800-SEC-0330, or by mail from the Public Reference Room at 100 F Street NE, Washington, D.C. 20549.
This prospectus is part of a Registration Statement on Form S-3, as amended, or the Registration Statement, we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the Registration Statement. For more information about us and our common stock and other securities, you should read the Registration Statement and its exhibits and schedules. Copies of the Registration Statement, including its exhibits, may be inspected without charge at the offices of the SEC or obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of the Registration Statement may be obtained without charge via the SEC’s website.
USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds, if any, from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for the following:
Working Capital Requirements
We expect additional cash flow requirements for working capital associated with our SARBE products as well as our Animal Identification business.
Debt repayment
We may also use a portion of the funds to repay existing debt.
We have not yet determined the amount or timing of the expenditures for each of the uses listed above, and these expenditures may vary significantly depending on a variety of factors. As a result, we will retain broad discretion in the allocation and use of the net proceeds of this offering.
GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER
We may offer shares of common stock and preferred stock or warrants to purchase any of such securities, either individually or in units, with a total value of up to $4,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:
•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, or exchange terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important U.S. federal income tax considerations.
The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add or update information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.
We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:
•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.
This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.
RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS
If we offer preferred stock pursuant to this registration statement, we will provide a ratio of earnings to fixed charges and/or ratio of combined fixed charges and preference dividends to earnings in the applicable prospectus supplement for such offering.
DESCRIPTION OF CAPITAL STOCK, PREFERRED STOCK, WARRANTS AND UNITS
The following is a description of our capital stock, including our common stock, preferred stock, and warrants and the material provisions of our certificate of incorporation, bylaws and other agreements. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements, copies of which are available as set forth under the captions “Where You Can Find More Information” and “Information We Have Incorporated by Reference.”

General
Under our certificate of incorporation, we have 55,000,000 shares of authorized capital stock, of which 50,000,000 shares have been classified as common stock and 5,000,000 shares have been classified as preferred stock, $0.01 per share par value and $10.00 per share par value, respectively. As of December 21, 2009, there were 23,570,399 shares of common stock outstanding and no outstanding shares of preferred stock.
Common Stock
Subject to the rights of the preferred stock, holders of common stock are entitled to receive such dividends as are declared by our board of directors out of funds legally available for the payment of dividends. We presently intend to retain any earnings to fund the development of our business. Accordingly, we do not anticipate paying any dividends on our common stock for the foreseeable future. Any future determination as to declaration and payment of dividends will be made at the discretion of our board of directors and subject to approval by our lenders.
In the event of the liquidation, dissolution, or winding up of Digital Angel, each outstanding share of our common stock will be entitled to share equally in any of our assets remaining after payment of or provision for our debts and other liabilities.
Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.
Holders of common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which we may issue after the date of this prospectus.
All of the outstanding shares of common stock are fully paid and non-assessable. Holders of our common stock are not liable for further calls or assessments.
Preferred Stock
Our certificate of incorporation authorizes 5,000,000 shares of preferred stock. Our board of directors is authorized, without further stockholder action, to establish various series of such preferred stock from time to time With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:
•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.
Your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.
As of the date of this prospectus, there were no shares of preferred stock designated or outstanding.
Options and Warrants
As of December 21, 2009, there were options held by our employees and others to purchase an aggregate of 3,198,808 shares of common stock. Of the outstanding options, 2285,477 options are now exercisable at a weighted average exercise price of $20.33 per share, and the rest become exercisable at various times over the next three years. We currently have 1,198,456 options available for grant under our option plans. As of December 21, 2009, the average weighted exercise price of all outstanding options was $14.98 per share.
As of December 21, 2009, there were 313,674 shares subject to outstanding warrants. The average weighted exercise price of all outstanding warrants was $30.29 per share. All of the warrants are currently exercisable. The warrant agreements provide for anti-dilution provisions that require that the exercise price be adjusted if we issue certain securities at a price below the exercise price then in effect and the number of warrants and the exercise price is required to be adjusted upon the declaration or payment of a dividend or other distribution of our common stock. The total number of shares that can be issued under such provisions is subject to a ceiling. The exercise price of the warrants may be paid in cash, in shares of common stock or by surrendering other warrants.
Under this prospectus, we may issue warrants to purchase our equity securities. We may issue warrants independently or together with any offered securities and the warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:
the title of the warrants;
the designation, amount and terms of the securities for which the warrants are exercisable;
the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;
the price or prices at which the warrants will be issued;
the aggregate number of warrants;
any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;
any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;
the currency or currencies in which the warrants are exercisable;
the terms of any mandatory or optional redemption or call provisions;
the identity of the warrant agent;
if applicable, the maximum or minimum number of warrants which may be exercised at any time; and
information with respect to book-entry procedures, if any.
Each warrant will entitle the holder of warrants to purchase for cash the amount of equity securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void.
Warrants may be exercised as set forth in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the equity securities which the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificates, we will issue a new warrant certificate for the remaining warrants.
Until the exercise of their warrants for equity securities, holders of warrants will not have rights as a holder of the equity securities, as the case may be, by virtue of such holder’s ownership of warrants.
Units
We may issue, in one more series, units consisting of our common stock, preferred stock and warrants in any combination. We may issue units in such amounts and in such numerous distinct series as we determine. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement.
We will issue each series of units under a separate unit agreement to be entered into between us and the unit holders or a unit agent identified in the applicable prospectus supplement. The unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.
We will file as an exhibit to the registration statement of which this prospectus is a part, or incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before we issue such series, and the following summary is qualified in its entirety by reference to such exhibit. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. You should read the following summary, the applicable prospectus supplement and any related free writing prospectuses, together with the complete applicable unit agreement and any supplemental agreements containing the terms of the units.
General
Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Accordingly, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The applicable prospectus supplement will describe the terms of the series of units being offered, including:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.
The provisions described in this section, as well as those described under “Description of Capital Stock” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock or warrant included in each unit, respectively.
Title
We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.
Limitations on Directors’ Liability
Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.
In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:
•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.
This provision does not affect a director’s liability under the federal securities laws.
To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or Delaware law against liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.
Provisions of Our Certificate of Incorporation and Delaware Law that May Have an Anti-Takeover Effect
Certain provisions set forth in our certificate of incorporation and Delaware law, which are summarized below, may have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder’s best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.
Delaware Takeover Statute
Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:
•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 of the Delaware General Corporation Law defines “business combination” to include:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Undesignated Preferred Stock
Our certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by our stockholders, up to 5,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, any voting powers of the shares of the series, and any preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions, of the shares of such series. Our board could authorize the issuance of shares of preferred stock that could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for shares of our common stock or otherwise be in their interests. See the additional discussion of our preferred stock above.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Registrar and Transfer Company, whose address is 10 Commerce Drive, Cranford, New Jersey 07016.
Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “DIGA.” We have not applied to list our common stock on any other exchange or quotation system.
PLAN OF DISTRIBUTION
We may sell the shares of our common stock, preferred stock or warrants being offered pursuant to this prospectus:
•	directly to purchasers;

•	to or through underwriters;

•	through dealers or agents; or

•	through a combination of methods.
We may distribute the common stock, preferred stock, warrants or units from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

The prospectus supplement with respect to the common stock, preferred stock, warrants or units being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers.
If underwriters are used in an offering, we will sign an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.
The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.
Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the common stock, preferred stock or warrants directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.
In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered pursuant to this prospectus and any applicable prospectus supplement.
Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.
Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.
LEGAL MATTERS
Certain legal matters with respect to the validity of the securities being offered hereby is being passed upon for us by Winthrop & Weinstine, P.A., Minneapolis, Minnesota. We received certain advice from our legal counsel in connection with the matters described herein. Such legal advice is solely for our benefit and not for any stockholder or prospective investor. Purchasers of the securities offered hereby are not entitled to rely on any such advice and should not consider any such counsel to represent them or their interests.
EXPERTS
The consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008, the related financial statement schedule and report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus from Digital Angel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 and Current Report on Form 8-K dated July 7, 2009, have been audited by Eisner LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and contain an explanatory paragraph concerning the restatement of our financial statements to reflect the retrospective application of the presentation and disclosure requirements of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting, and have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Digital Angel Corporation
$4,000,000
Common Stock
Preferred Stock
Warrants
Units
PROSPECTUS
December ___, 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the shares of the securities being registered. All of such expenses, except for the SEC registration fee, are estimated.

SEC registration fee	$285
Legal fees	10,000
Accountant’s fees and expenses	10,000
Registrar’s and transfer agent’s fees	500
Printing expenses	1,000
Miscellaneous	215

Total	$22,000

Item 15. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law provides as follows:
A Delaware corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was illegal.
A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Section 9.2 of our Certificate of Incorporation provides that Digital Angel shall indemnify its officers, directors, employees and agents and other persons to the fullest extent authorized or permitted by the Delaware General Corporation Law.
We maintain directors’ and officers’ liability insurance for the benefit of our directors and certain of our officers.
Reference is made to Item 17(d) for our undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933.
Item 16. Exhibits
The exhibits are described on the Exhibit Index to this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3/A.

Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(e) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	If the securities registered are to be offered at competitive bidding, the undersigned registrant hereby undertakes: (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Saint Paul, State of Minnesota, on December 28, 2009.

DIGITAL ANGEL CORPORATION
/s/ Lorraine M. Breece
Lorraine M. Breece
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Joseph J. Grillo and Lorraine M. Breece, or either of them, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-3 of Digital Angel Corporation and any or all amendments thereto (including post-effective amendments) and to file the same, with all exhibits hereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph J. Grillo Joseph J. Grillo	Chief Executive Officer, President and Director (Principal Executive Officer)	December 28, 2009

/s/ Lorraine M. Breece Lorraine M. Breece	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 28, 2009

/s/ Daniel E. Penni Daniel E. Penni	Chairman of the Board of Directors	December 28, 2009

/s/ John R. Block John R. Block	Director	December 29, 2009

/s/ Dennis G. Rawan Dennis G. Rawan	Director	December 28, 2009

/s/ Michael S. Zarriello Michael S. Zarriello	Director	December 28, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement.*

4.1	Form of common stock certificate of Digital Angel Corporation (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3, No. 333-159880 and incorporated herein by reference.)

4.1	Certificate of Incorporation of Applied Digital Solutions, Inc. filed with the Secretary of State of Delaware on March 7, 2007 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on April 25, 2007)

4.2	Certificate of Elimination to Certificate of Designations filed with the Secretary of State of Missouri on April 5, 2007 (incorporated by reference to Exhibit 3.4 to the registrant’s Annual Report on Form 10-K/A filed with the Commission on April 6, 2007)

4.3	Amended and Restated Bylaws of Applied Digital Solutions, Inc. (incorporated by reference to Exhibit 3.3 to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 9, 2007)

4.4	Certificate of Amendment of Certificate of Incorporation of Applied Digital Solutions, Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Quarter Report on Form 10-Q filed with the Commission on May 12, 2008)

4.5	Certificate of Amendment of Certificate of Incorporation of Applied Digital Solutions, Inc. (incorporated by reference to Annex A to the registrant’s Definitive Proxy Statement on Schedule 14(a) filed with the Commission on April 28, 2008)

4.6	Certificate of Amendment of Certificate of Incorporation of Digital Angel Corporation dated October 31, 2008 (incorporated by reference to Exhibit 3.1 to the registrant’s Quarter Report on Form 10-Q filed with the Commission on August 11, 2008)

4.7	Certificate of Amendment of Certificate of Incorporation of Digital Angel Corporation dated November 10, 2008 (filed as Exhibit 3.7 to the Company’s Annual Report on Form 10-K filed on March 31, 2009 and incorporated herein by reference)

4.8	Bylaws, as amended (filed as Exhibit 3.3 to the to the Company’s Annual Report Form 10-K filed on March 3, 2008)

4.9	Form of Specimen Preferred Stock Certificate*

4.10	Form of Preferred Stock Certificate of Designation*

4.11	Form of Warrant Agreement (together with form of Warrant Certificate)*

4.12	Form of Unit Agreement*

5.1	Opinion of Winthrop & Weinstine, P.A.**

23.1	Consent of Eisner LLP**

23.2	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1)

24.1	Power of attorney (included on signature page)

*	To be filed, if necessary, by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of our securities.

**	Filed herewith